EXHIBIT 99.1

First Tower Finance Company LLC
and Subsidiaries
(formerly First Tower Holdings LLC)
Consolidated Financial Statements
December 31, 2014 and 2013

First Tower Finance Company LLC and Subsidiaries
(formerly First Tower Holdings LLC)

Table of Contents
December 31, 2014 and 2013

Independent Auditor’s Report	1 - 2

Consolidated Financial Statements

Consolidated Balance Sheets	3

Consolidated Statements of Income and Comprehensive Income	4

Consolidated Statements of Changes in Members’ Equity (Deficit)	5

Consolidated Statements of Cash Flows	6 - 7

Notes to Consolidated Financial Statements	8 - 30

Independent Auditor’s Report

To the Board of Members
First Tower Finance Company LLC and Subsidiaries
Flowood, Mississippi

Report on the Financial Statements
We have audited the accompanying consolidated financial statements of First Tower Finance Company LLC and Subsidiaries (the “Company”) which comprise the consolidated balance sheets as of December 31, 2014 and 2013, and the related consolidated statements of income and comprehensive income, changes in members’ equity (deficit), and cash flows for the years then ended and the related notes to the consolidated financial statements.
Management’s Responsibility for the Financial Statements
Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.
Auditor’s Responsibility
Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.
An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.
We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Member of the RSM International network of Independent accounting, tax and consulting firms.

Opinion
In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2014 and 2013, and the results of its operations and its cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

Raleigh, North Carolina
March 31, 2015

First Tower Finance Company LLC and Subsidiaries
(formerly First Tower Holdings LLC)

Consolidated Balance Sheets
December 31, 2014 and 2013

	2014	2013
Assets
Cash and cash equivalents	$10,906,825	$5,821,481
Investment in trading securities	1,594,391	1,473,768
Investment securities available for sale	51,942,251	49,536,651
Finance receivables, net	431,395,397	421,309,663
Prepaid reinsurance premiums	24,645	392,662
Reinsurance receivable and recoverable	1,239,614	1,687,537
Other receivables	601,794	686,865
Real estate acquired by foreclosure	834,832	797,935
Property and equipment, net	11,839,506	8,563,664
Deferred policy acquisition costs	976,967	874,979
Intangible assets, net	20,769,578	23,384,176
Goodwill	108,941,160	122,558,807
Debt issue costs, net	1,037,384	3,068,778
Other assets	503,727	543,920
Total assets	$642,608,071	$640,700,886

Liabilities and Members’ Equity (Deficit)
Liabilities:
Notes payable	$291,497,668	$276,900,091
Subordinated notes payable to members	313,844,000	—
Unearned premiums	40,585,670	38,531,397
Policy claim reserves	2,386,867	2,524,084
Accounts payable and accrued expenses	6,708,800	5,644,448
Other liabilities	1,518,504	1,383,523
Deferred tax liabilities, net	3,831,412	3,003,771
Total liabilities	660,372,921	327,987,314

Commitments and contingencies

Members’ Equity (Deficit):
Class A members	(18,221,959)	312,771,733
Class B members	(50,402)	138,051
Class C members	—	—
Class D members	177,298	107,542
Accumulated other comprehensive income (loss), net of income tax effect of $196,000 and ($181,000) as of December 31, 2014 and 2013, respectively	330,213	(303,754)
Total members’ equity (deficit)	(17,764,850)	312,713,572
Total liabilities and members’ equity (deficit)	$642,608,071	$640,700,886

See notes to consolidated financial statements.

First Tower Finance Company LLC and Subsidiaries
(formerly First Tower Holdings LLC)

Consolidated Statements of Income and Comprehensive Income
Years Ended December 31, 2014 and 2013

	2014	2013
Revenues:
Interest and fee income from finance receivables	$162,821,460	$162,687,677
Insurance premiums	31,137,142	23,613,523
Net investment income	836,748	770,771
Net realized investment gains (losses)	(53,942)	110,837
Other income	11,615,562	9,982,617
Total revenues	206,356,970	197,165,425

Expenses:
Interest expense	44,205,889	11,758,168
Policyholders’ benefits	5,184,863	5,105,706
Salaries and fringe benefits	36,514,752	33,260,014
Provision for credit losses	56,186,665	59,937,057
Other operating expenses	46,900,257	43,706,625
Total expenses	188,992,426	153,767,570
Income before income taxes	17,364,544	43,397,855
Provision for income taxes	432,948	1,527,828
Net income	16,931,596	41,870,027

Other comprehensive income (loss), net of income tax effects of approximately $377,000 as of December 31, 2014 and ($383,000) as of December 31, 2013
Unrealized holding gains (losses) on securities	601,967	(650,223)
Reclassification adjustments for amounts included in net income	32,000	19,537
Other comprehensive income (loss)	633,967	(630,686)
Comprehensive income	$17,565,563	$41,239,341

See notes to consolidated financial statements.

First Tower Finance Company LLC and Subsidiaries
(formerly First Tower Holdings LLC)

Consolidated Statements of Changes in Members’ Equity (Deficit)
Years Ended December 31, 2014 and 2013

	Class A Members Equity (Deficit)	Class B Members Equity (Deficit)	Class C Members Equity	Class D Members Equity	Accumulated Over Comprehensive Income (Loss)	Total
Balance, January 1, 2013	$333,687,368	$149,960	$—	$37,786	$326,932	$334,202,046

Member compensation vested	—	—	—	69,756	—	69,756
Net income	41,846,202	23,825	—	—	—	41,870,027
Distributions paid	(62,761,837)	(35,734)	—	—	—	(62,797,571)
Change in net unrealized gain (loss) on investment securities available for sale	—	—	—	—	(630,686)	(630,686)
Balance, January 1, 2014	312,771,733	138,051	—	107,542	(303,754)	312,713,572

Member compensation vested	—	—	—	69,756	—	69,756
Net income	16,921,961	9,635	—	—	—	16,931,596
Distributions paid	(34,250,240)	(19,501)	—	—	—	(34,269,741)
Subordinated debt financed distributions	(313,665,413)	(178,587)	—	—	—	(313,844,000)
Change in net unrealized gain (loss) on investment securities available for sale	—	—	—	—	633,967	633,967
Balance, December 31, 2014	$(18,221,959)	$(50,402)	$—	$177,298	$330,213	$(17,764,850)

See notes to consolidated financial statements.

First Tower Finance Company LLC and Subsidiaries
(formerly First Tower Holdings LLC)

Consolidated Statements of Cash Flows
Years Ended December 31, 2014 and 2013

	2014	2013
Cash Flows From Operating Activities
Net income	$16,931,596	$41,870,027
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	20,764,275	20,208,165
Amortization of discount on securities, net	1,191,607	1,206,979
Loss on sales of investments - net	51,822	31,639
(Gain) loss on trading securities	2,120	(142,476)
(Gain) loss on sales of assets	(49,744)	52,104
Loss from sales and impairments of real estate	261,360	237,494
Deferred income tax provision	450,495	1,527,828
Provision for credit losses	56,186,665	59,937,057
Compensation expense	69,756	69,756
Net loan costs deferred	(968,792)	(1,853,270)
PIK Rate interest added to principal	1,113,196	—
Purchase of trading securities	(123,603)	(1,500,907)
Proceeds from sales of trading securities	860	1,298,643
Changes in operating assets and liabilities:
Reinsurance recoverables	815,940	1,680,368
Receivables	85,071	(111,352)
Other assets	40,193	(149,946)
Deferred policy acquisition cost	(101,988)	(874,979)
Policy claim reserves	(137,217)	(47,454)
Accounts payable and accrued expenses	1,064,352	499,466
Unearned premiums	2,054,273	6,764,783
Other liabilities	134,981	11,937
Net cash provided by operating activities	$99,837,218	$130,715,862
(Continued)

See notes to consolidated financial statements.

First Tower Finance Company LLC and Subsidiaries
(formerly First Tower Holdings LLC)

Consolidated Statements of Cash Flows (Continued)
Years Ended December 31, 2014 and 2013

	2014	2013
Cash Flows From Investing Activities
Loans originated	$(586,037,272)	$(556,300,281)
Loans repaid or sold	519,686,122	477,608,635
Proceeds from sales of investment in real estate	749,286	442,415
Proceeds from calls or maturities of investment securities	5,113,523	5,026,869
Proceeds from sales of investment securities	7,480,249	5,793,902
Purchases of investment securities	(15,231,688)	(16,434,774)
Proceeds from sales of property and equipment	129,829	79,180
Purchase of property and equipment	(5,856,563)	(3,796,359)
Net cash used in investing activities	(73,966,514)	(87,580,413)

Cash Flows From Financing Activities
Net changes in short-term borrowings	14,597,577	19,804,437
Principal payments on subordinated notes payable	(1,113,196)	—
Debt issue cost paid	—	(300,000)
Distributions paid	(34,269,741)	(62,797,571)
Net cash used in financing activities	(20,785,360)	(43,293,134)

Increase (decrease) in cash and cash equivalents	5,085,344	(157,685)

Cash and cash equivalents
Beginning of period	5,821,481	5,979,166
End of period	$10,906,825	$5,821,481

Supplemental Disclosures of Cash Flow Information
Real estate acquired in satisfaction of finance receivables	$1,048,000	$790,000
Return of capital distributed as subordinated notes payable to members	$313,844,000	$—

Cash payments for interest on notes payable	$9,972,000	$13,003,000
Cash payments for interest, including paid-in-kind interest, on subordinated notes payable to members	$32,203,000	$—

See notes to consolidated financial statements.

First Tower Finance Company LLC and Subsidiaries
(formerly First Tower Holdings LLC)

Notes to Consolidated Financial Statements

Note 1.    Nature of Business and Significant Accounting Policies
Nature of business: First Tower Finance Company LLC (formerly First Tower Holdings LLC) is a Mississippi limited liability company and is engaged in consumer lending and related insurance activities through its wholly-owned subsidiaries, First Tower, LLC, Tower Loan of Mississippi, LLC, Tower Loan of Illinois, LLC, First Tower Loan, LLC, Gulfco of Mississippi, LLC, Gulfco of Alabama, LLC, Gulfco of Louisiana, LLC, Tower Loan of Missouri, LLC, and Tower Auto Loan, LLC. Tower Loan of Mississippi, LLC is the sole member of American Federated Holding Company, which has two wholly-owned subsidiaries, American Federated Insurance Company (AFIC), and American Federated Life Insurance Company (AFLIC). These entities are collectively referred to as “the Company”. The Company acquires and services finance receivables (direct loans, real estate loans and sales finance contracts) through branch offices principally located in Mississippi, Louisiana, Alabama, Illinois and Missouri. In addition, the Company writes credit insurance when requested by its loan customers.
Government regulation: The Company is subject to various state and federal laws and regulations in each of the states in which it operates that are enforced by the respective state regulatory authorities. These state laws and regulations impact the economic terms of the Company’s products. In addition, these laws regulate collection procedures, the keeping of books and records and other aspects of the operation of consumer finance companies. As a result, the terms of products offered by the Company vary among the states in which it operates in order to comply with each state’s specific laws and regulations.
Each of the Company’s branch offices is separately licensed under the laws of the state in which the office is located. Licenses granted by the regulatory agencies in these states are subject to renewal every year and may be revoked for failure to comply with applicable state and federal laws and regulations.
The Company is also subject to state regulations governing insurance agents in the states in which it sells credit insurance. State insurance regulations require that insurance agents be licensed; govern the commissions that may be paid to agents in connection with the sale of credit insurance and limit the premium amount charged for such insurance.
A summary of the Company’s significant accounting policies follows:
Principles of consolidation: In accordance with the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification Topic (“ASC”) 810, Consolidation, a company’s consolidated financial statements are required to include subsidiaries in which the company has a controlling financial interest. The consolidated financial statements include the accounts of the Company and its subsidiaries, all of which are wholly-owned. All significant intercompany accounts and transactions have been eliminated in consolidation.
Use of Estimates: The Company’s consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America. In preparing its financial statements, the Company is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the dates of the balance sheets and the reported amounts of revenues and expenses for the years ended December 31, 2014 and 2013. Actual results could differ significantly from those estimates. Material estimates that are particularly susceptible to change include the determination of the allowance for credit losses, policy claim reserves, impairment of goodwill, deferred tax assets and liabilities and the valuation of investments.
Investment in Trading Securities: The Company has an investment in a large capitalization equity mutual fund which is classified as a trading security. Changes in the unrealized gains and losses of this investment are recognized through earnings. Dividends on trading securities are recognized in net investment income.

First Tower Finance Company LLC and Subsidiaries
(formerly First Tower Holdings LLC)

Notes to Consolidated Financial Statements

Note 1. Nature of Business and Significant Accounting Policies (Continued)
Investment Securities Available for Sale: Investments in debt securities are classified as available for sale. Available for sale securities are carried at fair value, with changes in the fair value of such securities being reported as other comprehensive income (loss), net of related deferred income taxes (benefit). When the fair value of a security falls below carrying value, an evaluation must be made to determine if the unrealized loss is a temporary or other than temporary impairment. Impaired debt securities that are not deemed to be temporarily impaired are written down to net realizable value by a charge to earnings to the extent the impairment is related to credit losses or if the Company intends, or more-likely-than not will be required, to sell the security before recovery of the security’s amortized cost basis. In estimating other than temporary impairments, the Company considers the duration of time and extent to which the amortized cost exceeds fair value, the financial condition of the issuer, and the intent and ability of the Company to retain its investment in the issuer for a period of time sufficient to allow for anticipated recovery in fair value.
Premiums and discounts on debt securities are recognized as adjustments to net investment income by the interest method over the period to maturity and adjusted for prepayments as applicable. Realized gains and losses on sales of investment securities are determined using the specific identification method.
Fair Value Measurements: The Company carries its trading securities, and its investment securities available-for-sale at fair value on a recurring basis and measures certain other assets and liabilities at fair value on a nonrecurring basis using a hierarchy of measurements which requires it to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value.
Three levels of inputs are used to measure fair value:

Level 1	Valuations based on unadjusted quoted prices for identical assets in active markets accessible at the measurement date.

Level 2	Valuations derived for similar assets in active markets, or other inputs that are observable or can be corroborated by market data.

Level 3
Valuations derived from unobservable (supported by little or no market activity) inputs that reflect an entity’s best estimate of what hypothetical market participants would use to determine a transaction price at the reporting date.

When quoted market prices in active markets are unavailable, the Company determines fair value using various valuation techniques and models based on a range of observable market inputs including pricing models, quoted market price of publicly traded securities with similar duration and yield, time value, yield curve, prepayment speeds, default rates and discounted cash flow. In most cases, these estimates are determined based on independent third party valuation information, and the amounts are disclosed as Level 2. Generally, the Company obtains a single price or quote per instrument from independent third parties to assist in establishing the fair value of these investments.
If quoted market prices and independent third party valuation information are unavailable, the Company produces an estimate of fair value based on internally developed valuation techniques, which, depending on the level of observable market inputs, will render the fair value estimate as Level 2 or 3.
On occasions when pricing service data is unavailable, the Company may rely on bid/ask spreads from dealers in determining fair value.
To the extent the Company determines that a price or quote is inconsistent with actual trading activity observed in that investment or similar investments, or if the Company does not think the quote is reflective of the market value for the investment, the Company internally develops a fair value using this other market information and discloses the input as a Level 3.

First Tower Finance Company LLC and Subsidiaries
(formerly First Tower Holdings LLC)

Notes to Consolidated Financial Statements

Note 1. Nature of Business and Significant Accounting Policies (Continued)
Finance Receivables: Finance receivables are stated at the amount of unpaid principal and finance charges, including deferred loan costs, and reduced by unearned finance charges, unearned discounts and an allowance for credit losses. Non-refundable loan origination fees and certain direct origination costs are deferred and recognized as an adjustment of the finance receivable yield over the contractual life of the related loan using the interest method. Unamortized amounts are recognized in income when finance receivables are renewed or paid in full.
Real Estate Acquired by Foreclosure: The Company records real estate acquired by foreclosure at the lesser of the outstanding finance receivable amount (including accrued interest, if any) or fair value, less estimated costs to sell, at the time of foreclosure. Any resulting loss on foreclosure is charged to the allowance for credit losses and a new basis is established in the property. A valuation allowance and a corresponding charge to operations is established to reflect declines in value subsequent to acquisition, if any, below the new basis. Operating expenses of such properties, net of related income, and gains and losses on their disposition are included in other operating expenses.
Property and Equipment: Property and equipment are stated at cost. Depreciation is computed using the straight-line method. When assets are retired or otherwise disposed of, the cost and related accumulated depreciation are removed from the accounts and any resulting gain or loss is recognized in income for the period. The cost of maintenance and repairs is charged to income when incurred; significant improvements and betterments are capitalized. The Company evaluates the recoverability of property, plant and equipment and other long-term assets when events or changes in circumstances indicate that the carrying value of such assets may not be recoverable, based upon expectations of non-discounted cash flows and operating income.
Goodwill and Other Intangible Assets: Goodwill represents the excess of the consideration transferred in a business combination over the fair value of the identifiable net assets acquired. Other intangible assets represent purchased assets that also lack physical substance but can be distinguished from goodwill because of contractual or other legal rights. Intangibles with finite lives are amortized over their estimated useful lives. Additionally, during 2013, the Company elected to early adopt the alternative permitted for private companies and began amortizing goodwill over ten years by the straight-line method. Goodwill and other intangible assets are subject to impairment testing annually or more frequently if events or circumstances indicate possible impairment. Other intangible assets consist of trade names, sales finance relationships, non-competition and license agreements and internally developed technology. Intangible assets are reviewed for events or circumstances which could impact the recoverability of the intangible asset, such as a loss of significant relationships, increased competition or adverse changes in the economy. No impairment was identified for the Company’s goodwill or its other intangible assets during 2014 and 2013.
Debt Issue Costs: Debt issue costs represents costs associated with obtaining the Company’s credit facility, and is amortized on a straight line basis over the life of the related financing agreement which approximates the interest method. Amortization expense for the years ended December 31, 2014 and 2013 approximated $2,031,000 and$1,925,000, respectively, and is included in interest expense.
Deferred Policy Acquisition Costs: Costs incurred to acquire credit insurance policies are deferred and amortized over the life of the underlying insurance contracts.
Income Recognition: Precomputed finance charges are included in the gross amount of the Company’s finance receivables. These precomputed charges are deferred and recognized as income on an accrual basis using the effective interest method over the terms of receivables. However, with certain exceptions, state regulations allow interest refunds to be made according to the Rule of 78’s method for payoffs and renewals. Since a significant percentage of the Company’s precomputed accounts are paid off or renewed prior to maturity, the result is that a majority of the precomputed accounts effectively yield on a Rule of 78’s basis. The difference between income previously recognized under the interest yield method and the Rule of 78’s method is recognized as an adjustment to interest income at the time of the renewal or payoff.

First Tower Finance Company LLC and Subsidiaries
(formerly First Tower Holdings LLC)

Notes to Consolidated Financial Statements

Note 1. Nature of Business and Significant Accounting Policies (Continued)
Insurance premiums on credit life and accident and health policies written by the Company are earned over the term of the policy using the pro-rata method, for level-term life policies, and the effective yield method, for decreasing-term life policies. Premiums on accident and health policies are earned based on an average of the pro-rata method and the effective yield method. Property and casualty credit insurance premiums written by the Company are earned over the period of insurance coverage using the pro-rata method or the effective yield method, depending on whether the amount of insurance coverage generally remains level or declines.
Commissions earned from the sale of accidental death and dismemberment insurance coverage and motor club memberships to finance customers are recognized at the time of origination. The Company has no future obligations related to the sale of these products. Other income includes commissions earned of approximately $10,175,000 and $9,012,000 for the year ended December 31, 2014 and 2013, respectively.
Credit Losses: For periods subsequent to the acquisition date of the acquired finance receivables portfolio and for finance receivables originated by the Company, the allowance for credit losses is determined by several factors based upon each portfolio segment. Segments in the finance receivable portfolio include personal property, real estate and sales finance. Historical loss experience is the primary factor in the determination of the allowance for credit losses. An evaluation is performed to compare the amount of accounts charged off, net of recoveries of such accounts, in relation to the average net outstanding finance receivables for the period being reviewed. Historically, management has found that this methodology has provided an adequate allowance due to the Company’s loan portfolio segments consisting of a large number of smaller balance homogeneous finance receivables. Further, management routinely evaluates the inherent risks and change in the volume and composition of the Company’s finance receivable portfolio based on its extensive experience in the consumer finance industry in consideration of estimating the adequacy of the allowance. Also considered are delinquency trends, economic conditions, and industry factors. Provisions for credit losses are charged to income in amounts sufficient to maintain an allowance for credit losses at a level considered adequate to cover the probable loss inherent in the finance receivable portfolio. Since the estimates used in determining the allowance for credit losses are influenced by outside factors, such as consumer payment patterns and general economic conditions, there is uncertainty inherent in these estimates, making it reasonably possible that they could change. Interest on past due finance receivables is recognized until charge-off. Finance receivables are generally charged off when they are five months contractually past due.
Policy Claim Reserves: Policy claim reserves represent (i) the liability for losses and loss-adjustment expenses related to credit property insurance and (ii) the liabilities for future policy benefits related to credit life and accident and health insurance. The liability for loss and loss adjustment expenses includes an amount determined from loss reports and individual cases and an amount based on past experience, for losses incurred but not reported. The liabilities for future policy benefits have been computed utilizing accepted actuarial techniques. Such liabilities are necessarily based on estimates and, while management believes that the amount is adequate, the ultimate liability may be in excess of or less than the amounts provided. The methods for making such estimates and for establishing the resulting liabilities are continually reviewed, and any adjustments are reflected in earnings currently.
Reinsurance Receivable: The Company has reduced its exposure relating to credit accident and health insurance through a quota share reinsurance agreement. Amounts recoverable from the reinsurer are estimated in a manner consistent with the claim liability associated with the reinsured policy.
Effective December 31, 2012, the reinsurance agreement was terminated for all new business. The receivable will be fully recovered when unearned premiums on the ceded policies reaches $0.

First Tower Finance Company LLC and Subsidiaries
(formerly First Tower Holdings LLC)

Notes to Consolidated Financial Statements

Note 1. Nature of Business and Significant Accounting Policies (Continued)
Income Taxes: First Tower Holdings LLC and its finance company subsidiaries are limited liability companies organized as partnerships for federal and state tax purposes and are not considered taxable entities. Taxable income or loss is reported by the Company’s members on their respective tax returns in accordance with the limited liability agreement.
American Federated Holding Company and its wholly-owned subsidiaries, AFIC and AFLIC, are subject to income taxes at the corporate level. As such, deferred income taxes are provided for temporary differences between financial statement carrying amounts of assets and liabilities and their respective bases for income tax purposes using enacted tax rates in effect in the years in which the differences are expected to reverse.
Potential exposures involving tax positions taken that may be challenged by taxing authorities contain assumptions based upon past experiences and judgments about potential actions by taxing jurisdictions. Management does not believe that the ultimate settlement of these items will result in a material amount. Because 2012 was the first taxable year for the Company’s limited liability companies, 2012 and subsequent years are subject to income tax examinations. With minimum exceptions, AFIC and AFLIC are no longer subject to income tax examinations prior to 2011.
Cash and Cash Equivalents: For purposes of the consolidated statements of cash flows, the Company considers certificates of deposit and all short-term securities with original maturities of three months or less to be cash equivalents.
Fair Value Disclosures of Financial Instruments: The following methods and assumptions were used by the Company to estimate the fair value of each class of financial instruments:
Cash and Cash Equivalents: The carrying amounts reported in the consolidated balance sheets for these financial instruments approximate their fair values.
Investment Securities: The fair value of investments in trading securities and securities available for sale are generally obtained from independent pricing services based upon valuations for similar assets in active markets or other inputs derived from objectively verifiable information.
Finance Receivables: The fair value of finance receivables approximates the carrying value since the estimated life, assuming prepayments, is short-term in nature.
Other Receivables and Payables: The carrying amounts reported in the consolidated balance sheets approximate their fair values.
Notes Payable: The carrying amounts of borrowings under the line-of-credit agreements reported in the consolidated balance sheets approximate their fair values as the interest charged for these borrowings fluctuate with market changes.
Subordinated Notes Payable to Members: The estimated fair value of subordinated notes payable to members was estimated using discounted cash flow analysis.
Comprehensive Income: Comprehensive income for the Company consists of net earnings and changes in unrealized gains on investment securities classified as available-for-sale, net of taxes, and are presented in the consolidated statements of income and comprehensive income.

First Tower Finance Company LLC and Subsidiaries
(formerly First Tower Holdings LLC)

Notes to Consolidated Financial Statements

Note 1. Nature of Business and Significant Accounting Policies (Continued)
Advertising: Advertising costs are expensed as incurred. Advertising expenses approximated $4,909,000 and $4,912,000 for the years ended December 31, 2014 and 2013, respectively.
Share-Based Compensation: The Company entered into employment agreements with certain executives and, in connection therewith, granted member interests consisting of Class D share awards which vest over a ten year period. Compensation expense for these awards is determined based on the estimated fair value of the shares awarded on the applicable grant or award date, June 14, 2012, and is recognized over the applicable award’s vesting period.
Subsequent events: The Company has evaluated its subsequent events (events occurring after December 31, 2014) through March 31, 2015, which represents the date the financial statements were available to be issued.
Effects of Recent Accounting Guidance: In January 2014, the FASB issued ASU 2014-04, “Troubled Debt Restructurings by Creditors (Subtopic 310-40): Reclassification of Residential Real Estate Collateralized Consumer Mortgage Loans upon Foreclosure (a consensus of the FASB Emerging Issues Task Force)” which clarifies when a creditor should be considered to have received physical possession of residential real estate property collateralizing a consumer mortgage loan. This ASU states that a creditor is considered to have received physical possession of residential real estate property collateralizing a consumer mortgage loan, upon either the creditor obtaining legal title to the residential real estate property upon completion of a foreclosure, or the borrower conveying all interest in the residential real estate property to the creditor to satisfy that loan through completion of a deed in lieu of foreclosure or through a similar legal agreement. This new guidance is effective beginning for annual periods beginning after December 15, 2014, and may be applied using either a modified retrospective transition method or a prospective transition method as described in ASU 2014-04. The adoption of this ASU is not expected to have a material effect on the Company’s consolidated financial statements.
In May 2014, the Financial Accounting Standard Board (FASB) issued Accounting Standards Update (ASU) 2014-09, “Revenue from Contracts with Customers (Topic 606).” ASU 2014-09 implements a common revenue standard that clarifies the principles for recognizing revenue. The core principle of ASU 2014-09 is that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. To achieve that core principle, an entity should apply the following steps: (i) identify the contract(s) with a customer, (ii) identify the performance obligations in the contract, (iii) determine the transaction price, (iv) allocate the transaction price to the performance obligations in the contract and (v) recognize revenue when (or as) the entity satisfies a performance obligation. ASU 2014-09 is effective for the Company on January 1, 2018. The Company is still evaluating the potential impact on the Company’s consolidated financial statements.
In June 2014, the FASB issued ASU 2014-11, “Transfers and Servicing (Topic 860).” ASU 2014-11 requires that repurchase-to-maturity transactions be accounted for as secured borrowings consistent with the accounting for other repurchase agreements. In addition, ASU 2014-11 requires separate accounting for repurchase financings, which entails the transfer of a financial asset executed contemporaneously with a repurchase agreement with the same counterparty. ASU 2014-11 requires entities to disclose certain information about transfers accounted for as sales in transactions that are economically similar to repurchase agreements. In addition, ASU 2014-11 requires disclosures related to collateral, remaining contractual tenor and of the potential risks associated with repurchase agreements, securities lending transactions and repurchase-to-maturity transactions. ASU 2014-11 is effective for the Company on January 1, 2015 and is not expected to have a significant impact on the Company’s consolidated financial statements.

First Tower Finance Company LLC and Subsidiaries
(formerly First Tower Holdings LLC)

Notes to Consolidated Financial Statements

Note 1. Nature of Business and Significant Accounting Policies (Continued)
In January 2015, the FASB issued ASU 2015-01, “Income Statement - Extraordinary and Unusual Items (Subtopic 225-20) - Simplifying Income Statement Presentation by Eliminating the Concept of Extraordinary Items.” ASU 2015-01 eliminates from U.S. GAAP the concept of extraordinary items, which, among other things, required an entity to segregate extraordinary items considered to be unusual and infrequent from the results of ordinary operations and show the item separately in the income statement, net of tax, after income from continuing operations. ASU 2015-01 is effective for the Company beginning January 1, 2016, though early adoption is permitted. ASU 2015-01 is not expected to have a significant impact on the Company’s consolidated financial statements.
Note 2.    Investment Securities
The cost or amortized cost of securities available for sale and their fair values at December 31, 2014 and 2013 were as follows:

December 31, 2014	Cost or Amortized Cost	Fair Value	Gross Unrealized Gains	Gross Unrealized Losses
Debt securities:
U.S. Government agencies and corporations	$7,039,353	$7,115,145	$79,820	$4,028
Obligations of states and political subdivisions	26,750,006	27,132,906	454,713	71,813
Corporate securities	15,707,027	15,812,756	140,010	34,281
Residential mortgage-backed securities	771,286	779,264	7,978	—
Commercial mortgage-backed securities	713,606	701,874	—	11,732
Other loan-backed and structured securities	400,582	400,306	—	276
Total investment securities	$51,381,860	$51,942,251	$682,521	$122,130

December 31, 2013
Debt securities:
U.S. Government agencies and corporations	$7,612,186	$7,440,515	$3,953	$175,624
Obligations of states and political subdivisions	26,151,621	25,860,654	125,159	416,126
Corporate securities	14,745,737	14,763,422	118,145	100,460
Residential mortgage-backed securities	756,473	731,087	—	25,386
Commercial mortgage-backed securities	749,002	740,973	2,271	10,300
Total investment securities	$50,015,019	$49,536,651	$249,528	$727,896
As of December 31, 2014 and 2013, accumulated other comprehensive income (loss) includes unrealized gains (losses) on available for sale securities, net of income tax effects, of approximately $330,000 and ($304,000), respectively.

First Tower Finance Company LLC and Subsidiaries
(formerly First Tower Holdings LLC)

Notes to Consolidated Financial Statements

Note 2.    Investment Securities (Continued)
The length of time impaired available-for-sale securities have been held in a loss position are as follows:

	Less than 12 months		12 months or more		Total
December 31, 2014	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
U.S. Government agencies and corporations	$1,779,646	$3,734	$500,702	$294	$2,280,348	$4,028
Obligations of states and political subdivisions	933,380	1,571	1,946,507	70,242	2,879,887	71,813
Corporate securities	4,248,109	12,794	2,587,369	21,487	6,835,478	34,281
Commercial mortgage-backed securities	260,296	1,438	441,578	10,294	701,874	11,732
Other loan-backed and structured securities	400,306	276	—	—	400,306	276
Total	$7,621,737	$19,813	$5,476,156	$102,317	$13,097,893	$122,130

December 31, 2013
U.S. Government agencies and corporations	$3,115,552	$22,541	$1,958,318	$153,083	$5,073,870	$175,624
Obligations of states and political subdivisions	13,854,644	298,337	1,569,119	117,789	15,423,763	416,126
Corporate securities	5,526,887	85,748	664,537	14,712	6,191,424	100,460
Residential mortgage-backed securities	731,086	25,386	—	—	731,086	25,386
Commercial mortgage-backed securities	467,227	10,300	—	—	467,227	10,300
Total	$23,695,396	$442,312	$4,191,974	$285,584	$27,887,370	$727,896
Substantially all gross unrealized losses at December 31, 2014 and 2013 were attributable to interest rate changes rather than an adverse change in cash flows or a fundamental weakness in the credit quality of the issuer or the underlying assets and are thus considered temporarily impaired. Due to the issuers’ continued satisfaction of the securities’ obligations in accordance with contractual terms, the expectation that they will continue to do so and the Company’s intent and ability to hold these investments, management believes the securities in unrealized loss positions are temporarily depressed. As of December 31, 2014 the Company had 65 debt securities with temporary impairments, including 11 U.S. government securities, 15 securities classified as obligations of state and political subdivisions, 35 securities classified as corporate securities, and 4 investment classified as commercial mortgage-backed securities. As of December 31, 2013 the Company had 127 debt securities with temporary impairments, including 10 U.S. government securities, 69 securities classified as obligations of state and political subdivisions, 43 securities classified as corporate securities, 3 investments classified as residential mortgage-backed securities and 2 investments classified as commercial mortgage-backed securities.
Management of the Company evaluates securities for other-than-temporary impairment (“OTTI”) no less than annually or when economic or market concerns warrant such evaluation. The evaluation is based upon factors such as the creditworthiness of the issuer, the underlying collateral, if applicable, and the continuing performance of the securities. Management also evaluates other facts and circumstances that may be indicative of an OTTI condition. This includes, but is not limited to, an evaluation of the type of security, length of time and extent to which the fair value has been less than cost, and near-term prospects of the issuer.

First Tower Finance Company LLC and Subsidiaries
(formerly First Tower Holdings LLC)

Notes to Consolidated Financial Statements

Note 2. Investment Securities (Continued)
The Company segregates the OTTI impact on impaired securities where impairment in value was deemed to be other than temporary between the component representing credit loss and the component representing loss related to other factors.
The Company assesses whether a credit loss exists by considering whether (i) the Company has the intent to sell the security, (ii) it is more likely than not that it will be required to sell the security before recovery, or (iii) it does not expect to recover the entire amortized cost basis of a debt security. The portion of the fair value decline attributable to credit loss is recognized as a charge to earnings. The credit loss evaluation is determined by comparing the present value of the cash flows expected to be collected, discounted at the rate in effect before recognizing any OTTI with the amortized cost basis of the debt security. The Company uses the cash flow expected to be realized from the security, which includes assumptions about interest rates, timing and severity of defaults, estimates of potential recoveries, the cash flow distribution from the bond indenture and other factors, then applies a discount rate equal to the effective yield of the security. The difference between the present value of the expected cash flows and the amortized book value is considered a credit loss. The difference between the fair market value and the security’s remaining amortized cost is recognized in other comprehensive income or loss.
The amortized cost and fair value of debt securities at December 31, 2014, by contractual maturity, is shown below. Expected maturities will differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepay penalties.

December 31, 2014	Cost or Amortized Cost	Fair Value
Due in one year or less	$6,498,538	$6,505,171
Due after one year but less than five years	20,893,496	21,030,923
Due after five years but less than ten years	21,381,410	21,794,775
Due after ten years	722,942	729,938
Residential mortgage-backed securities	771,286	779,264
Commercial mortgage-backed securities	713,606	701,874
Other loan-backed and structured securities	400,582	400,306
Total debt securities	$51,381,860	$51,942,251
Investment securities with amortized cost of approximately $3,063,000 and with estimated fair values of $3,070,000 at December 31, 2014, were pledged by the Company with various states as required by state law. Investment securities with amortized cost of approximately $3,057,000 and with estimated fair values of $3,080,000 at December 31, 2013, were pledged by the Company with various states as required by state law.

First Tower Finance Company LLC and Subsidiaries
(formerly First Tower Holdings LLC)

Notes to Consolidated Financial Statements

Note 2. Investment Securities (Continued)
Major categories of net investment income are summarized as follows for the year ended December 31, 2014 and 2013:

December 31,	2014	2013

Debt securities	$883,487	$721,447
Common stocks	122,744	202,265
Mortgage and collateral loans	7,800	7,800
Cash and short-term investments	509	457
	1,014,540	931,969

Investment expenses	(177,792)	(161,198)
Net investment income	$836,748	$770,771
Net realized investment gains are summarized as follows for the year ended December 31, 2014 and 2013:

December 31,	2014	2013

Gross realized gains on sale of securities available for sale	$34,363	$14,910
Gross realized losses on sale of securities available for sale	(86,185)	(46,549)
Gain (loss) from investments in trading securities	(2,120)	142,476
Net realized investment gains (losses)	$(53,942)	$110,837
Proceeds from sales of investment securities available for sale aggregated approximately $7,480,000 and $5,794,000 for the years ended December 31, 2014 and 2013, respectively.
Note 3. Finance Receivables
Finance receivables were as follows:

December 31,	2014	2013
Consumer finance receivables:
Personal property	$496,914,298	$476,832,230
Real estate	34,630,530	43,665,858
Sales finance	117,697,434	102,659,880
	649,242,262	623,157,968
Add (deduct):
Net deferred origination costs	5,350,272	4,381,480
Unearned income	(177,266,473)	(164,182,157)
Unearned discount on acquired loans	(1,262,484)	(9,242,643)
Allowance for credit losses	(44,668,180)	(32,804,985)
Finance receivables, net	$431,395,397	$421,309,663

First Tower Finance Company LLC and Subsidiaries
(formerly First Tower Holdings LLC)

Notes to Consolidated Financial Statements

Note 3. Finance Receivables (Continued)
Changes in the allowance for credit losses were as follows during the year ended December 31, 2014 and 2013:

December 31,	2014	2013

Balance at beginning of year	$(32,804,985)	$(13,324,265)

Provision for credit losses	(56,186,665)	(59,937,057)
Receivables charged-off	57,641,988	52,562,233
Charge-offs recovered	(13,318,518)	(12,105,896)
Balance at end of year	$(44,668,180)	$(32,804,985)
The balance in the allowance for credit losses by portfolio segment at December 31, 2014 and 2013 was as follows:

December 31, 2014	Balance at Beginning of Period	Charge-offs	Recoveries	Provision for Credit Losses	Balance at End of Period	Finance Receivables at End of Period	Allowance as Percentage of Finance Receivables at End of Period
Personal Property	$31,182,545	$(54,309,913)	$12,559,363	$53,093,822	$42,525,817	$369,688,435	11.5%
Real Estate	199,938	(513,329)	40,455	501,451	228,515	23,553,939	1.0%
Sales Finance	1,422,502	(2,818,746)	718,700	2,591,392	1,913,848	77,470,931	2.5%
Total loans	$32,804,985	$(57,641,988)	$13,318,518	$56,186,665	$44,668,180	$470,713,305	9.5%

December 31, 2013
Personal Property	$12,535,995	$(49,610,961)	$11,355,276	$56,902,235	$31,182,545	$353,542,477	8.8%
Real Estate	145,641	(422,774)	58,864	418,207	199,938	27,954,965	0.7%
Sales Finance	642,629	(2,528,498)	691,756	2,616,615	1,422,502	68,235,726	2.1%
Total loans	$13,324,265	$(52,562,233)	$12,105,896	$59,937,057	$32,804,985	$449,733,168	7.3%

First Tower Finance Company LLC and Subsidiaries
(formerly First Tower Holdings LLC)

Notes to Consolidated Financial Statements

Note 3. Finance Receivables (Continued)
The Company classifies delinquent accounts based upon the number of contractual installments past due. An aging of delinquent gross finance receivables as of December 31, 2014 and 2013 is as follows:

December 31, 2014	Current	Past Due 30-90 Days	Past Due 91-150 Days	Past Due Greater Than 150 Days	Total
Personal Property	$439,980,023	$44,222,982	$12,708,607	$2,686	$496,914,298
Real Estate	30,854,113	2,992,238	261,914	522,265	34,630,530
Sales Finance	113,782,755	3,190,905	714,992	8,782	117,697,434
Gross Finance Receivables	$584,616,891	$50,406,125	$13,685,513	$533,733	$649,242,262

December 31, 2013
Personal Property	$415,630,566	$47,439,548	$13,759,974	$2,142	$476,832,230
Real Estate	38,485,840	4,522,937	591,422	65,659	43,665,858
Sales Finance	98,857,928	3,054,278	723,329	24,345	102,659,880
Gross Finance Receivables	$552,974,334	$55,016,763	$15,074,725	$92,146	$623,157,968
Nonperforming loans consisted of loans past due greater than 150 days and approximated $534,000 and $92,000 at December 31, 2014 and 2013, respectively. Additionally, the Company had gross finance receivables relating to customers in bankruptcy and which the terms of the original contract have been modified approximating $3,810,000 and $4,583,000 at December 31, 2014 and 2013, respectively.
Note 4.    Reinsurance
The Company is party to a quota share reinsurance agreement that ceded 40% of its credit accident and health business written prior to January 1, 2013 in order to limit its exposure on credit disability coverages. Reinsurance contracts do not relieve the Company from its primary obligation to policyholders. Failure of any reinsurer to honor its obligations could result in losses to the Company.
The ceded reinsurance agreement contains a retrospective rating provision that results in a favorable adjustment to the reinsurance premiums if certain underwriting results are achieved on the reinsured business during the experience period. The Company estimates the amount of ultimate premium adjustment that the Company may earn upon completion of the experience period and recognizes an asset for the difference between the initial reinsurance premiums paid and the estimated ultimate premium. The Company adjusts such estimated ultimate premium amounts during the course of the experience period based on actual results to date. The resulting adjustment is recorded as either a reduction of or an increase to the ceded premiums for the year. Included in reinsurance recoverables at December 31, 2014 and 2013 are estimated receivables relating to the retrospective rating provisions of approximately $1,168,000 and $1,215,000, respectively. During the years ended December 31, 2014 and 2013 ceded premiums have been reduced by retrospective premium adjustments of approximately $217,000 and $482,000, respectively.

First Tower Finance Company LLC and Subsidiaries
(formerly First Tower Holdings LLC)

Notes to Consolidated Financial Statements

Note 4.    Reinsurance (Continued)
The effect of reinsurance on premiums written and earned is as follows for the year end December 31, 2014 and 2013:

December 31, 2014	Written	Earned
Direct	$33,083,850	$30,666,460
Ceded	470,682	470,682
Net premiums	$33,554,532	$31,137,142

December 31, 2013
Direct	$30,256,508	$22,190,544
Ceded	1,422,979	1,422,979
Net premiums	$31,679,487	$23,613,523
Note 5.    Property and Equipment
Property and equipment at December 31, 2014 and 2013 is as follows:

	Estimated	December 31,	December 31,
	Useful Lives	2014	2013
Land		$408,188	$307,320
Building and improvements	15 to 40 years	2,868,338	2,104,397
Office furniture and fixtures	5 to 10 years	1,591,073	1,161,970
Data processing equipment	3 years	8,298,217	4,559,523
Automotive equipment	3 years	1,510,648	1,328,411
Leasehold improvements	5 years	1,596,903	1,215,642
		16,273,367	10,677,263
Less accumulated depreciation		4,433,861	2,113,599
Property and equipment, net		$11,839,506	$8,563,664
Depreciation expense for the years ended December 31, 2014 and 2013 approximated $2,500,000 and $1,557,000, respectively.
Note 6.    Goodwill and Intangible Assets
A summary of goodwill and its estimated finite life is as follows:

	Estimated	December 31,	December 31,
	Useful Lives	2014	2013
Goodwill	10 years	$136,176,452	$136,176,452
Less accumulated amortization		27,235,292	13,617,645
Goodwill, net		$108,941,160	$122,558,807

First Tower Finance Company LLC and Subsidiaries
(formerly First Tower Holdings LLC)

Notes to Consolidated Financial Statements

Note 6.    Goodwill and Intangible Assets (Continued)
A summary of the other intangible assets and their estimated finite lives were as follows:

	Estimated	December 31,	December 31,
	Useful Lives	2014	2013
Trade names	5 to 15 years	$24,400,000	$24,400,000
Non-competition and license agreements	2 to 4 years	2,323,800	2,323,800
Internally developed technology	2 years	1,000,000	1,000,000
Customer relationships and other	2 to 3 years	488,700	488,700
		28,212,500	28,212,500
Less accumulated amortization		7,442,922	4,828,324
Intangible assets, net		$20,769,578	$23,384,176
Aggregate amortization expense for goodwill and intangible assets for the year ended December 31, 2014 approximated $13,618,000 and $2,615,000, respectively. Aggregate amortization expense for goodwill and intangible assets for the year ended December 31, 2013 approximated $13,618,000 and $3,070,000, respectively. The estimated amortization expense of goodwill and the finite-lived intangible assets for future years is summarized as follows:

2015	$15,718,131
2016	15,456,187
2017	15,251,812
2018	15,224,312
2019	15,224,312
Thereafter	52,835,983
Total	$129,710,738
Note 7.    Notes Payable and Credit Arrangements for Business Operations
On June 15, 2012, the Company entered into a new revolving loan agreement to provide for a total credit facility of up to $400,000,000 which terminates on June 15, 2016. Borrowings are limited to a borrowing base as defined in the related agreement. This agreement was amended during 2014 to allow for the issuance of the subordinated notes payable as described in Note 8.
Borrowings under the revolving loan agreement bear interest at an annualized referenced rate equal to the higher of (i) the federal funds rate plus 0.50%, (ii) the lenders prime rate, or (iii) LIBOR plus 1%, and adjusted for an applicable margin based upon the current borrowing availability. The applicable margin ranges from 1.50% to 3.00% depending on the reference rate and borrowing availability percentage as defined in the agreement. Borrowings are collateralized by substantially all of the Company’s consumer finance assets, including all finance receivables and intangibles.
The loan agreement contains covenants which place restrictions on the Company, including limitations on distributions, additional indebtedness, transactions with affiliates, and require that certain minimum interest coverage and senior debt leverage ratios be maintained. At December 31, 2014 and 2013, the Company was in compliance with the covenants.

First Tower Finance Company LLC and Subsidiaries
(formerly First Tower Holdings LLC)

Notes to Consolidated Financial Statements

Note 7.    Notes Payable and Credit Arrangements for Business Operations (Continued)
In addition, the Company has a $7,000,000 revolving line of credit with a bank which expires June 30, 2016. Advances under the line of credit bear interest at one-month LIBOR plus 2.75% with a floor rate of 3.75%, adjusted monthly, and are collateralized by all of the outstanding shares of American Federated Life Insurance Company and certain deeds of trust.
At December 31, 2014 and 2013, the amount outstanding under the revolving loan agreement was approximately $285,500,000 and $271,759,000, respectively, with an average effective interest rate of 3.78% and 3.93%, respectively. The amount outstanding under the revolving line of credit with the bank was approximately $5,998,000 with an interest rate of 3.80% at December 31, 2014 and $5,141,000 with an interest rate of 3.80% at December 31, 2013. Interest is payable monthly.
Note 8.    Subordinated Notes Payable to Members
On June 24, 2014, First Tower, LLC (“FT LLC”) issued subordinated term loan notes payable to the members of the Company in the aggregate amount of $313,844,000 pursuant to a subordinated loan agreement (the “Subordinated Loan Agreement”). The proceeds of the subordinated term loans were distributed to the Company, which were then distributed to its members as a return of capital.
Under the terms of the Subordinated Loan Agreement, these subordinated term loans bear interest at a rate per annum equal to 10% plus a paid-in-kind rate (the “PIK Rate”) of 7%. Effective October 1, 2014, the PIK Rate was increased to 12%. Interest accruing at the 10% rate is payable monthly in cash and the PIK Rate interest is payable monthly in cash, at FT LLC’s option, subject to certain restrictions as specified by the terms of a subordination and intercreditor agreement with lenders of the Company’s credit facility and revolving line of credit (See Note 7). Accruing PIK Rate interest that may be prohibited from being paid currently under the subordination and intercreditor agreement as a result of distributable income limitations from operating subsidiaries is automatically added to the principal of the subordinated term loan notes.
The subordinated term loan notes mature on the earlier of June 24, 2019 or six months after the termination of the Company’s credit facility. Subject to the subordination and intercreditor agreement, FT LLC may prepay in whole or in part amounts outstanding. However, any amounts prepaid prior to the third anniversary of the issuance would be subject to a prepayment premium ranging from 1% - 3% depending on the timing of the prepayment. FT LLC’s obligations under the subordinated term loan notes are secured by a lien granted to Prospect Capital Corporation as collateral agent for the benefit of the holders of the subordinated term loan notes against all of the LLC interests of its wholly-owned finance company subsidiaries and all other First Tower, LLC assets.
The Subordinated Loan Agreement contains various provisions which require FT LLC to make mandatory prepayments, subject to specified exceptions, with the proceeds of asset dispositions, debt and specified equity issuances, changes of control, and certain other events. In addition to other covenants, the Subordinated Loan Agreement places limits on FT LLC and its subsidiaries’ ability to declare dividends or redeem or repurchase capital stock, prepay, redeem or purchase debt, incur liens and engage in sale-leaseback transactions, make loans and investments, incur additional indebtedness, amend or otherwise alter debt and other material agreements, make capital expenditures, engage in mergers, acquisitions and asset sales, transact with affiliates and alter its business. Further, the Subordinated Loan Agreement contains events of default, including cross defaults under other debt obligations of the Company.
At December 31, 2014, the principal amount outstanding of the subordinated term loan notes payable was $313,844,000. During 2014, paid-in-kind interest of $1,113,196 was added to the principal of the subordinated term loan notes payable and repaid. Interest expense, including PIK Rate interest, incurred on the subordinated term loan notes approximated $32,203,000 during 2014.

First Tower Finance Company LLC and Subsidiaries
(formerly First Tower Holdings LLC)

Notes to Consolidated Financial Statements

Note 9.    Policy Claim Liabilities
Activity in policy claim reserves, including claim adjustment expenses for the year ended from December 31, 2014 and 2013, is summarized as follows:

December 31,	2014	2013

Balance at beginning of year	$2,524,084	$2,571,538
Less reinsurance recoverables	413,045	674,746
Net balance at beginning of year	2,111,039	1,896,792

Incurred related to:
Current period	5,731,101	5,547,196
Prior years	(546,238)	(441,490)
Total incurred	5,184,863	5,105,706

Paid related to:
Current period	3,586,918	3,589,178
Prior years	1,380,266	1,302,281
Total paid	4,967,184	4,891,459

Net balance at end of year	2,328,718	2,111,039
Plus reinsurance recoverables	58,149	413,045
Balance at end of year	$2,386,867	$2,524,084
Note 10. Income Taxes
The Company’s insurance subsidiaries file income tax returns in the U. S. federal jurisdiction and in the states in which they operate. The multiple state tax jurisdictions in which the insurance subsidiaries operate require the appropriate allocation of income and expense to each state based on a variety of apportionment or allocation bases.
The provisions for income taxes of the Company’s insurance subsidiaries for the year ended December 31, 2014 and 2013 consisted of the following:

December 31,	2014	2013

Current benefit	$(17,547)	$—
Deferred expense	450,495	1,527,828
Provision for income taxes	$432,948	$1,527,828
The Company did not have unrecognized tax benefits as of December 31, 2014 and does not expect this to change significantly over the next 12 months. It is the Company’s policy to recognize interest and penalties accrued on any unrecognized tax benefits as a component of income tax expense. As of December 31, 2014, the Company had no accrued interest or penalties related to uncertain tax positions.

First Tower Finance Company LLC and Subsidiaries
(formerly First Tower Holdings LLC)

Notes to Consolidated Financial Statements

Note 10.    Income Taxes (Continued)
Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes relating to the Company’s insurance subsidiaries. The tax effects of significant items comprising the Company’s net deferred tax liability and asset were as follows:

	December 31,	December 31,
	2014	2013
Deferred tax assets:
Policy claim reserves and unearned premiums	$2,170,553	$2,172,755
Goodwill and intangible assets	551,579	—
Net operating and capital losses carryforward	1,492,501	1,952,934
Unrealized holding loss on available for sale securities	—	180,703
	4,214,633	4,306,392
Valuation allowance	—	—
	4,214,633	4,306,392
Deferred tax liabilities:
Reinsurance recoverables	323,269	249,152
Goodwill and intangible assets	—	43,101
Deferred acquisition costs	7,459,096	6,949,882
Unrealized holding gain on trading securities	67,237	68,028
Unrealized gain on securities available for sale	196,443	—
	8,046,045	7,310,163
Deferred tax liabilities, net	$(3,831,412)	$(3,003,771)

First Tower Finance Company LLC and Subsidiaries
(formerly First Tower Holdings LLC)

Notes to Consolidated Financial Statements

Note 10.    Income Taxes (Continued)
The provision for income taxes differs from the amount computed by applying the federal statutory rate of 35% to income before income taxes as follows:

December 31,	2014	2013

Consolidated income before taxes	$17,364,544	$43,397,855
Less: non-taxable entities	16,257,002	44,169,728
Income before taxes from taxable entities	$1,107,542	$(771,873)

Tax based on federal statutory rate	$376,564	$(262,437)
Mark to market adjustments	251,388	2,394,521
Non taxable interest income	(176,917)	(176,948)
State income taxes and other	(14,914)	38,990
Adjustment to prior year taxes	16,021	(430,104)
Transactional costs	(230,269)	(247,269)
Goodwill	211,075	211,075
Provision for income taxes	$432,948	$1,527,828
The Company’s insurance subsidiaries have approximately $4,258,000 in federal net operating loss carryforwards that will expire in 2032, if not used.
Note 11. Employee Profit Sharing Plan
The Company has a profit sharing plan covering substantially all the Company’s employees that includes a 401(k) provision which allows employees to contribute salary subject to the maximum contribution allowed by the IRS. The Company matches 50% of the first 6% of employee contributions. Additional contributions may be made at the discretion of the Company. Profit sharing expense approximated $397,000 and $360,000 for the years ended December 31, 2014 and 2013, respectively.
Note 12. Members Equity
The Company’s capital structure consists of four classes of member common units. All classes of common units, except for Class D common units, share in the profits and losses of the Company and in the distributions of member capital on a pro-rata basis in proportion to total number of such units outstanding. The four classes of member common units are as follows:

•
Class A common units – These units have voting rights in proportion to the total number of Class A, Class B and Class C common units outstanding. There were 104,530,989 Class A common units issued to members for the value of the contributed assets on June 14, 2012 which remain outstanding as of December 31, 2014 and 2013. Issuance of additional Class A common units in excess of 10% of the fully diluted outstanding units of Class A and Class B common units require the approval of at least 81% of the outstanding Class A common units.

•
Class B common units – These units have voting rights in proportion to the total number of Class A, Class B and Class C common units outstanding. There were 39,677 Class B common units issued for cash on June 14, 2012. An additional 19,838 Class B common units were issued for cash on October 1, 2012. As of December 31, 2014 and 2013, there are 59,515 Class B common units outstanding.

First Tower Finance Company LLC and Subsidiaries
(formerly First Tower Holdings LLC)

Notes to Consolidated Financial Statements

Note 12. Members Equity (Continued)

•
Class C common units – These units have voting rights in proportion to the total number of Class A, Class B and Class C common units outstanding. As of December 31, 2014 and 2013, no Class C common units have been issued. These units will be issued upon the conversion of Class D common units.

•
Class D common units – These units have no voting rights and are unvested upon issuance. Class D common units vest over a ten year period beginning June 15, 2012 at 10% per year. Unvested Class D common units are forfeited upon the termination of the holder’s employment for any reason. Each holder of Class D common units has the right to convert such units to Class C common units at a ratio of four Class D common units for one Class C common unit provided that (i) the date of such conversion occurs no earlier than the 10th anniversary of June 15, 2012, (ii) such holder notifies the Company thirty days prior to conversion, and (iii) the internal rate of return as of the most recent fiscal quarter exceeds a pre-defined minimum. On June 14, 2012, the Company entered into employment contracts with two key executives and, in connection therewith, granted these executives 12,941,176 unvested Class D common units with an estimated fair value at date of grant of approximately $698,000. Compensation expense related to Class D common units approximated $70,000 annually for the years ended December 31, 2014 and 2013.

Members have no power to vote on any matter except matters on which a vote of units is required pursuant to the Company’s Operating Agreement. The Operating Agreement provides for, among other things, limitations on the transfer of member units, rights of first refusal, pre-emptive rights, and certain call and put provisions.
Note 13. Statutory Financial Information of Insurance Subsidiaries
Generally accepted accounting principles (GAAP) differ in certain respects from the accounting practices prescribed or permitted by insurance regulatory authorities (Statutory). A reconciliation between net income and stockholder’s equity of the Company’s insurance subsidiaries as reported under GAAP and Statutory follows as of December 31, 2014 and 2013:

December 31, 2014	Net Income (Loss)	Stockholder’s Equity

GAAP basis, including effects of purchase accounting	$675,196	$70,929,278

Adjustments to:
Non-admitted assets	1,600	(46,529)
Accumulated depreciation	—	55,137
Investment securities and related unrealized gains	505,082	(1,783,268)
Deferred acquisition costs	(1,519,537)	(22,147,866)
Goodwill and intangible assets	4,448,554	(33,858,921)
Policy claim reserves and unearned premiums	353,267	(609,083)
Deferred income taxes and income taxes payable	420,711	10,320,919
Asset valuation and interest maintenance reserves	45,596	(107,354)
Statutory Basis	$4,930,469	$22,752,313

First Tower Finance Company LLC and Subsidiaries
(formerly First Tower Holdings LLC)

Notes to Consolidated Financial Statements

Note 13. Statutory Financial Information of Insurance Subsidiaries (Continued)

December 31, 2013	Net Income (Loss)	Stockholder’s Equity

GAAP basis, including effects of purchase accounting	$(2,299,526)	$73,033,267

Adjustments to:
Non-admitted assets	1,600	(50,270)
Reinsurance receivables	—	55,001
Investment securities and related unrealized gains	424,592	(1,223,560)
Deferred acquisition costs	(6,936,756)	(20,628,322)
Goodwill and intangible assets	4,551,165	(38,310,663)
Policy claim reserves and unearned premiums	6,882,516	(1,017,353)
Deferred income taxes and income taxes payable	1,527,828	5,622,722
Asset valuation and interest maintenance reserves	47,587	(168,820)
Statutory Basis	$4,199,006	$17,312,002
Under state statutes, each of the insurance subsidiaries is required to maintain minimum capital and surplus of $1,500,000.
Insurance regulations limit the amount of dividends that may be paid without approval of the insurance subsidiaries’ regulatory agency. At December 31, 2014 and 2013, there were no undistributed earnings and surplus available for future distributions as dividends are not permitted, without the prior approval of the State of Mississippi Insurance Department.
The National Association of Insurance Commissioners (NAIC) measures the adequacy of an insurance company’s capital by its risk-based capital ratio (the ratio of its total capital, as defined, to its risk-based capital). The requirements provide a measurement of minimum capital appropriate for an insurance company to support its overall business operations based upon its size and risk profile which considers (i) asset risk, (ii) insurance risk, (iii) interest rate risk, and (iv) business risk. An insurance company’s risk-based capital is calculated by applying a defined factor to various statutory-based assets, premiums, and reserve items, wherein the factor is higher for items with greater underlying risk.
The State of Mississippi statutes have provided levels of progressively increasing regulatory action for remedies when an insurance company’s risk-based capital ratio falls below a ratio of 2:1. As of December 31, 2014 and 2013 (latest information available), the Company’s insurance subsidiaries were in compliance with these minimum capital requirements as follows:

December 31, 2014	AFLIC	AFIC

Total adjusted capital	$10,069,089	$12,760,517
Authorized control level risk-based capital	722,357	2,522,020
Ratio of adjusted capital to risk based capital	13.9:1	5.1:1

December 31, 2013

Total adjusted capital	$8,139,231	$9,242,097
Authorized control level risk-based capital	646,982	2,959,300
Ratio of adjusted capital to risk based capital	12.6:1	3.1:1

First Tower Finance Company LLC and Subsidiaries
(formerly First Tower Holdings LLC)

Notes to Consolidated Financial Statements

Note 14. Leases
The Company leases office facilities under noncancellable operating leases. Rental expense approximated $2,182,000 and $1,909,000 for the years ended December 31, 2014 and 2013, respectively. Future minimum lease payments at December 31, 2014 are as follows:

Fiscal Year 2015	$1,997,745
Fiscal Year 2016	1,695,391
Fiscal Year 2017	1,323,529
Fiscal Year 2018	774,143
Fiscal Year 2019	256,444
Thereafter	104,153
$6,151,405
Note 15. Concentration of Credit Risk
Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of finance receivables. Concentrations of credit risk with respect to finance receivables are limited due to the large number of customers comprising the Company’s customer base. These finance receivables are mainly from customers located in Mississippi, Louisiana, Alabama, Illinois and Missouri.
At December 31, 2014 and 2013, the Company had funds on deposit with depository and investment institutions in excess of insured limits of approximately $9,849,000 and $5,027,000, respectively.

First Tower Finance Company LLC and Subsidiaries
(formerly First Tower Holdings LLC)

Notes to Consolidated Financial Statements

Note 16. Fair Value Measurements
The fair value measurements by input level at December 31, 2014 and 2013 for assets and liabilities measured at fair value on a recurring basis follow:

December 31, 2014	Total	Level 1	Level 2	Level 3

Trading securities - equity mutual funds	$1,594,391	$1,594,391	$—	$—
Available-for-sale securities:
U.S. Government agencies and corporations	7,115,145	6,907,601	207,544	—
Obligations of states and political subdivisions	27,132,906	—	27,132,906	—
Corporate securities	15,812,756	—	15,812,756	—
Residential mortgage-backed securities	779,264	—	779,264	—
Commercial mortgage-backed securities	701,874	—	701,874	—
Other loan-backed and structured securities	400,306	—	400,306	—
	$53,536,642	$8,501,992	$45,034,650	$—

December 31, 2013

Trading securities - equity mutual funds	$1,473,768	$1,473,768	$—	$—
Available-for-sale securities:
U.S. Government agencies and corporations	7,440,515	7,192,739	247,776	—
Obligations of states and political subdivisions	25,860,654	—	25,860,654	—
Corporate securities	14,763,422	—	14,763,422	—
Residential mortgage-backed securities	731,087	—	731,087	—
Commercial mortgage-backed securities	740,973	—	740,973	—
	$51,010,419	$8,666,507	$42,343,912	$—
Certain assets and liabilities are potentially measured at fair value on a nonrecurring basis (for example, when there is evidence of impairment). In addition, to the assets and liabilities measured at fair value at date of acquisition (see Note 2), assets measured at fair value on a non-recurring basis include foreclosed assets (upon initial recognition or subsequent impairment), non-financial assets and non-financial liabilities subject to measurement at fair value in the second step of a goodwill impairment test, and intangible assets and other non-financial long-lived assets subject to measurement at fair value for impairment assessment. During the years ended December 31, 2014 and 2013, certain foreclosed real estate assets, upon initial recognition, were remeasured and reported at fair value through a charge-off to the allowance for credit losses based upon the fair value of the foreclosed asset. The fair value of a foreclosed asset, upon initial recognition, is estimated using Level 2 inputs based on observable market data or Level 3 inputs based on customized discounting criteria. Foreclosed assets measured at fair value upon initial recognition during the year ended December 31, 2014 and 2013 were not material.

First Tower Finance Company LLC and Subsidiaries
(formerly First Tower Holdings LLC)

Notes to Consolidated Financial Statements

Note 17. Disclosures About Fair Value of Financial Instruments
The carrying values and approximate fair values of the Company’s financial instruments were as follows:

	December 31, 2014		December 31, 2013
	Carrying Value	Fair Value	Carrying Value	Fair Value
Financial Assets:
Cash and cash equivalents	$10,906,825	$10,906,825	$5,821,481	$5,821,481
Trading securities	1,594,391	1,594,391	1,473,768	1,473,768
Investment securities available for sale	51,942,251	51,942,251	49,536,651	49,536,651
Finance receivables - net	431,395,397	431,395,397	421,309,663	421,309,663

Financial Liabilities:
Notes payable	291,497,668	291,497,668	276,900,091	276,900,091
Subordinated notes payable to members	313,844,000	313,844,000	—	—
Certain financial instruments are not carried at fair value in the accompanying consolidated balance sheets, including receivables, payables and accrued liabilities. The carrying amount of financial instruments not carried at fair value is a reasonable estimate of their fair value because of the generally short periods of time in which these related assets or liabilities are expected to be realized or liquidated, and because they do not present unanticipated credit concerns.
The estimated fair values are significantly affected by assumptions used, principally the timing of future cash flows, the discount rate, judgments regarding current economic conditions, risk characteristics of various financial instruments and other factors. Because assumptions are inherently subjective in nature, the estimated fair values cannot be substantiated by comparison to independent quotes and, in many cases, the estimated fair values could not necessarily be realized in an immediate sale or settlement of the instrument. Potential tax ramifications related to the realization of unrealized gains and losses that would be incurred in an actual sale and/or settlement have not been taken into consideration.
Note 18. Contingencies
As of December 31, 2014, the Company is involved in various legal actions resulting from normal business activities. Many of these actions do not specify an amount of damages. Also, many of these actions are in very early stages of discovery or discovery has not begun. As a result, legal counsel is unable to provide an estimate of the probability or range of potential exposure. However, based on its experience with lawsuits alleging similar claims, management is of the opinion that the resolution of such actions will not result in a material adverse effect on the consolidated financial statements. Accordingly, with respect to these matters, no provision for loss or liability has been provided in the consolidated financial statements.
The Company’s insurance subsidiaries are required by law to participate in the guaranty associations of the various states in which they are licensed to do business. The state guaranty associations ensure payment of guaranteed benefits, with certain restrictions, to policyholders of impaired or insolvent insurance companies by assessing all other companies operating in similar lines of business. As a result, the Company is exposed to undeterminable future assessments resulting from the insolvency of other insurers. For the year ended December 31, 2014, the expenses incurred related to guaranty assessments were minimal.
On July 21, 2010, the Dodd-Frank Wall Street Reform and Consumer Protection Act was enacted into law. This act established the Consumer Financial Protection Bureau (“CFPB”) as a federal authority responsible for administering and enforcing the laws and regulations for consumer financial products and services. The legislation does not specifically target installment lending and is specifically prohibited from instituting federal usury interest rate caps. However, it is unclear to what extent the CFPB will impact the future regulation of the industry in which the Company operates.